Exhibit 99.1

KENSEY NASH CORPORATION ADOPTS STOCKHOLDER RIGHTS PLAN

EXTON, PENNSYLVANIA — June 19, 2009 — Kensey Nash Corporation (Nasdaq: KNSY), a leading medical technology company providing innovative solutions and technologies for a wide range of medical procedures, announced today that its board of directors adopted a stockholders’ rights plan. The rights plan is designed to protect the Company and its stockholders from potentially coercive takeover practices or takeover bids and to prevent an acquiror from gaining control of the Company without offering a fair price to the stockholders. The plan is not intended to deter offers that are fair and otherwise in the Company’s and its stockholders’ best interests.

The Company’s adoption of this plan was not prompted by any external actions, as no party has made any hostile advances or indicated an interest in acquiring the Company. The Company adopted the plan in order to give its board of directors time to evaluate and respond to any unsolicited future takeover attempts. The plan is similar to plans adopted by many other public companies.

Under the plan, the Company will distribute, as a dividend, one preferred stock purchase right for each share of common stock held of record as of the close of business on June 19, 2009. The plan has a term of 10 years and will expire on June 19, 2019, unless the Company earlier redeems the rights or the board terminates the plan. Subject to certain exceptions described in the plan, the rights are exercisable only if a person, entity or group acquires 15% or more of Kensey Nash’s common stock. Each right, if and when it becomes exercisable, entitles a holder to buy one one-thousandth of a share of junior participating preferred stock for $200.00, subject to certain conditions in the plan under which the exercise price may change. However, upon the occurrence of a person, entity or group acquiring 15% or more of Kensey Nash’s common stock, each rights holder, except for the 15% acquiror, would be entitled to receive, upon exercise and in lieu of the one one-thousandth of a preferred share, shares of common stock having a market value equal to two times the exercise price of the right. The Company expects the plan to discourage persons from acquiring 15% or more of common stock without first communicating with the Kensey Nash board of directors.

In addition, in connection with the adoption of the stockholders’ rights plan, the Kensey Nash board of directors adopted its Third Amended and Restated Bylaws, which among other things, revises the requirements for stockholder submissions for director nominations and proposed business for stockholder meetings, updates the Company’s bylaws for changes in Delaware corporate law and otherwise modernizes the Company’s bylaws.

The Company intends to file the stockholders’ rights plan, along with a summary of rights, and its Third Amended and Restated Bylaws with the Securities and Exchange Commission on a Form 8-K.

About Kensey Nash Corporation. Kensey Nash Corporation is a leading medical technology company providing innovative solutions and technologies for a wide range of medical procedures. The Company provides an extensive range of products into multiple medical markets, primarily sports medicine, spine, and endovascular markets. Many of the products are based on the Company’s significant expertise in the design, development, manufacturing and processing of absorbable biomaterials, which has led to partnerships to commercialize technologies. The Company is known as a pioneer in the field of arterial puncture closure, as the inventor and developer of the Angio-Seal(TM) Vascular Closure Device, which is licensed to St. Jude Medical, Inc.

Cautionary Note for Forward-Looking Statements. This press release contains forward-looking statements that reflect the Company’s current expectations about its prospects and opportunities. The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “would,” “forecast,” “believe,” “guidance,” “projection” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other important factors could cause the Company’s actual results to differ materially from those in the forward-looking statements including, without limitation, current economic conditions, foreign currency fluctuations, risks associated with the Company’s continued research and development efforts with respect to the endovascular products (including the risk that those efforts will not be successful and that some of the associated milestone payments will not be received) and Spectranetics’ success in selling the ThromCat(TM) and SafeCross(TM) products, as well as the Company’s success in distributing its products into the marketplace, the Company’s dependence on four major customers (St. Jude Medical, Arthrex, Orthovita and Spectranetics) and their success in selling Kensey Nash related products in the marketplace, the impact of product recalls and other manufacturing issues, the Company’s success in its research and development efforts in its cartilage repair and extracellular matrix technologies programs, the completion of additional clinical trials in both the U.S. and Europe to support regulatory approval of future generations of our products and competition from other technologies. For a detailed discussion of factors that could affect the Company’s future operating results, please see the Company’s SEC filings, including the disclosure under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.